UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 22, 2012

BIOANALYTICAL SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Indiana	0-23357	35-1345024
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2701 KENT AVENUE WEST LAFAYETTE, INDIANA	47906-1382
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (765) 463-4527

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR240.13e-4(c))

The information provided in Item 9.01 of this Form 8-K is being furnished and shall not be deemed "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section. The information in Item 9.01 of this Form 8-K shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended.

Item 2.05.            Costs Associated with Exit or Disposal Activities.

On February 22, 2012, the Board of Directors of Bioanalytical Systems Inc. approved plans and on March 2, 2012, the Company informed employees of its plans to restructure its bioanalytical laboratory operations. It plans to consolidate its laboratory in McMinnville, Oregon into its 117,000 square foot headquarters facility in West Lafayette, Indiana. Additionally, the Company is evaluating actions to improve the financial performance of its laboratory in Warwickshire, UK. These plans are being initiated to eliminate redundancies in expensive laboratory equipment and improve laboratory utilization to strengthen the ability to meet clients' needs while dramatically reducing operating costs.

The pre-tax charges expected to be incurred in connection with the restructuring total approximately $1.9 million and are expected to be recorded in the second fiscal quarter of 2012. The charges are expected to be comprised of approximately $0.8 million in one-time employee termination costs, including severance and other benefits, and $1.1 million in other associated restructuring costs. The Company expects that approximately $1.4 million of the charges will result in future cash expenditures and estimates the restructuring activities to be complete by May 2012.

On March 2, 2012, the Company issued a press release announcing the plans to restructure its bioanalytical laboratory operations. The full text of the press release is furnished as Exhibit 99.1 to this Form 8-K and is incorporated herein by reference.

Item 9.01.            Financial Statements and Exhibits.

(d)         Exhibits

99.1       Bioanalytical Systems, Inc. press release, issued March 2, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Bioanalytical Systems, Inc.

Date: March 5, 2012	By:	/s/ Michael R. Cox
Michael R. Cox
Vice President, Finance and Administration, Chief Financial Officer and Treasurer

Exhibit Index

Exhibit No.	Description

99.1	Bioanalytical Systems, Inc. press release, issued March 2, 2012.